Exhibit 3.1
OAK STREET NET LEASE TRUST

CERTIFICATE OF AMENDMENT
THIS IS TO CERTIFY THAT:
        1.    The Certificate of Trust (the “Certificate”) of Oak Street Net Lease Trust, a Maryland statutory trust (the “Trust”), is hereby amended by deleting Articles Second, Third and Fourth of the Certificate in its entirety and substituting the following in lieu thereof:
        SECOND:    The name of the statutory trust (the “Trust”) is:
Blue Owl Real Estate Net Lease Trust
THIRD: The address of the Trust’s principal office in the State of Maryland is c/o United Agent Group Inc., 2 Wisconsin Circle #700, Chevy Chase, MD 20815.

FOURTH: The name and business address of the Trust’s resident agent are United Agent Group Inc., 2 Wisconsin Circle #700, Chevy Chase, MD 20815.

2. This Certificate of Amendment shall be effective at 12:00 a.m., Eastern Time, on July 6, 2023.

        3.    The undersigned officer of the Trust acknowledges this Certificate of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned officer of the Trust has signed this Certificate of Amendment this 3rd day of July, 2023.

ATTEST:	OAK STREET NET LEASE TRUST

By: /s/ Andrew Murphy	By: /s/ Michael Reiter
Andrew Murphy, Secretary	Michael Reiter, Chief Operating Officer